Exhibit 21.0

SUBSIDIARIES OF GOUVERNEUR BANCORP, INC.

Name	Percent Ownership	State of Incorporation
Gouverneur Savings and Loan Association*	100%	New York
GS&L Municipal Bank**	100%	New York

* Subsidiary of Gouverneur Bancorp, Inc.

** Subsidiary of Gouverneur Savings and Loan Association